UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT 1934

California Gold Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-134549	83-483725
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

4515 Ocean View Blvd.,

Suite 305,

La Cañada, CA 91011

(Address of principal executive offices, including zip code)

(818) 542-6891

(Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value per share

Item 1. Description of Registrant’s Securities to be Registered.

California Gold Corp., a Nevada corporation (the “Company” or “we”), is registering its common stock, par value $0.001 per share (the “Common Stock”), on this Registration Statement (Form 8-A) pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

Common Stock

The Company incorporates by reference the description of the Common Stock included under the heading “Description of Securities – Common Stock” in the Company’s Current Report on Form 8-K (SEC File No. 333-134549), filed with the Securities and Exchange Commission on August 10, 2011.

Authorized Capital Stock

Our authorized capital stock consists of 300,000,000 shares of Common Stock, par value $0.001 per share, and 22,000,000 shares of blank check preferred stock, par value $0.001 per share, all of which has been designated and issued as Series A Preferred Stock.

Equity Securities Issued and Outstanding

As of the date of this Registration Statement, there were issued and outstanding:

•	114,951,260 shares of Common Stock;

•	22,000,000 shares of Series A Convertible Preferred Stock (the “Series A Stock”)convertible into shares of Common Stock on a one-for-one basis;

•	Warrants outstanding exercisable for a total of 1,190,000 shares of Common Stock exercisable at a price of $0.75 per share (the “2007 Warrants”);

•	Warrants outstanding exercisable for a total of 38,739,129 shares of Common Stock, of which 19,369,565 are exercisable at a price of $0.05 per share and 19,369,565 are exercisable at a price of $0.125 per share (the “2010/2011 Warrants”);

•	Warrants outstanding exercisable for a total of 2,125,000 shares of Common Stock exercisable at a price of $0.06 per share (the “2012 Warrants”); and

•	Options granted under our 2007 Stock Option Plan to purchase an aggregate of 11,000,000 shares of our Common Stock, of which 3,666,667 options are currently exercisable.

Preferred Stock

The Company incorporates by reference the description of its Series A Preferred Stock included under the heading “Description of Securities – Preferred Stock” in the Company’s Current Report on Form 8-K (SEC File No. 333-134549), filed with the Securities and Exchange Commission on August 10, 2011.

Warrants

The Company incorporates by reference the description of its 2007 Warrants and 2010/2011 Warrants included under the heading “Description of Securities – Warrants” in the Company’s Current Report on Form 8-K (SEC File No. 333-134549), filed with the Securities and Exchange Commission on August 10, 2011.

The expiration date on the 2010/2011 Warrants has been extended by six months.

The 2012 Warrants are exercisable until March 16, 2014.

Stock Options

Our Board of Directors and stockholders owning a majority of our outstanding shares adopted our 2007 Stock Option Plan (the “2007 Plan”), which originally reserved a total of 3,000,000 shares of our Common Stock for issuance.  In December 2010, the number of shares reserved for issuance under the 2007 Plan was increased by the Board to 16,000,000 shares of Common Stock, subject to adjustment under certain circumstances. This increase was approved by our then-majority stockholder.

On July 27, 2011, the Company granted options to purchase 11,000,000 shares of its Common Stock to certain of its officers, consultants and its outside director. These options have a 10-year term and were granted with an exercise price of $0.09, the fair market value of our Common Stock on the date of grant, as determined by our Board of Directors, based on the closing price of the Common Stock on the OTB Bulletin Board on the date of grant. One third of these options, or 3,666,667, vested on the date of the grant, with the remaining two thirds vesting on the first and second anniversaries of the date of grant. All vested options are exercisable, in full or in part, at any time after vesting, until termination.

The Company incorporates by reference the description of its 2007 Plan included under the heading “Executive Compensation – Equity Compensation Plan Information” in the Company’s Annual Report on Form 10-K (SEC File No. 333-134549), filed with the Securities and Exchange Commission on May 2, 2012.

Registration Rights

The Company granted mandatory registration rights covering the shares of Common Stock issuable upon exercise of the 2010/2011 Warrants and “piggyback” registration rights covering (i) the 77,478,258 shares of Common Stock (including 22,000,000 shares of Series A Preferred Stock convertible into shares of Common Stock) issued in the 2010/2011 private placement unit offering (the “2010/2011 Unit Offering Shares”) in which the 2010/2011 Warrants were issued, (ii) the shares of Common Stock issuable upon exercise of the 2012 Warrants and (iii) the 4,250,000 shares of Common Stock issued in the 2012 private placement unit offering in which the 2012 Warrants were issued.

The Company incorporates by reference the description of the registration rights granted to holders of the 2010/2011 Warrants and the 2010/2011 Unit Offering Shares included in the Subscription Agreement Addendum dated December 30, 2010 filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K (SEC File No. 333-134549), filed with the Securities and Exchange Commission on December 30, 2010.

The Company has agreed to include in its mandatory registration statement for the 2010/2011 Warrants twenty-five percent (25%) of the 2010/2011 Unit Offering Shares as part of the mandatory registration.

Item 2. Exhibits

The following exhibits are filed with this registration statement:

Exhibit No.	SEC Report Reference Number	Description
2.1	2.1	Agreement and Plan of Merger and Reorganization dated July 11, 2007, among the Registrant, Cromwell Uranium Holdings, Inc. and Cromwell Acquisition Corp. (1)

3.1	3.1	Amended and Restated Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on August 29, 2007 (2)

3.2	3.1	Certificate of Amendment to Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on March 9, 2009 (3)

3.3	10.3	Certificate of Designation of Series A Convertible Preferred Stock as filed with the Nevada Secretary of State on December 23, 2010 (4)	10.5	Certificate of Designation of Series A Convertible Preferred Stock as filed with the Nevada Secretary of State on December 30, 2010 (9)

3.4	10.4	Certificate of Amendment to Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on December 30, 2010 (5)

3.5	3.2	By-Laws of Registrant (6)

4.1	10.17	Form of Investor Warrant dated July 11, 2007, for purchase of Registrant’s common stock (1)

4.2	10.2	Form of Investor Warrant Dated December, 2010 for purchase of Registrant’s common stock (4)

4.3	*	Form of Investor Warrant Dated March 16, 2012 for purchase of Registrant’s common stock

10.1	10.1	Registrant’s 2007 Stock Option Plan adopted June 15, 2007, as amended December 21, 2010 (9)

10.2	10.2	Form of 2007 Stock Option Plan Option Agreement (9)

10.3	10.1	Reversal Agreement dated August 8, 2007 between the Registrant, Robert McIntosh and Cromwell Uranium Holdings, Inc. (2)

10.4	10.1	Restricted Stock Purchase Agreement dated November 12, 2007 between the Registrant and James D. Davidson (7)

10.5	10.1	Form of Subscription Agreement dated September __, 2008 among the Registrant, Gottbetter & Partners, LLP, as escrow agent, and the investors named therein (8)

10.6	10.1	Form of Subscription Agreement among the Registrant, Gottbetter & Partners, as Escrow Agent, and purchasers of Registrant’s common stock (4)

10.7	10.4	Form of Subscription Agreement among the Registrant, Gottbetter & Partners, as Escrow Agent, and purchasers of Registrant’s Series A preferred Stock (4)

10.8	10.5	Form of Subscription Agreement Addendum of the Registrant dated December 22, 2010 (4)

10.9	10.15	Share Cancellation Agreement dated December 22, 2010 between the Registrant and James D. Davidson (9)

10.10	10.16	Consulting Agreement dated October 15, 2010 between the Registrant and Edward Karr (9)

10.11	10.17	Settlement Agreement dated December 15, 2010 between the Registrant and Gottbetter & Partners, LLP (9)

_________________

(1)	Filed with the SEC on July 13, 2007, as an exhibit, numbered as indicated above, to the Registrant’s current report (SEC File No. 333-134549) on Form 8-K, which exhibit is incorporated herein by reference

(2)	Filed with the SEC on August 9, 2007, as an exhibit, numbered as indicated above, to the Registrant’s current report (SEC File No. 333-134549) on Form 8-K, which exhibit is incorporated herein by reference.

(3)	Filed with the SEC on March 11, 2009, as an exhibit, numbered as indicated above, to the Registrant’s quarterly report (SEC File No. 333-134549) on Form 10-Q, which exhibit is incorporated herein by reference.

(4)	Filed with the SEC on December 30, 2010, as an exhibit, numbered as indicated above, to the Registrant’s current report (SEC File No. 333-134549) on Form 8-K, which exhibit is incorporated herein by reference.

(5)	Filed with the SEC on January 18, 2011, as an exhibit, numbered as indicated above, to the Registrant’s current report (SEC File No. 333-134549) on Form 8-K/A-1, which exhibit is incorporated herein by reference.

(6)	Filed with the SEC on May 30, 2006, as an exhibit, numbered as indicated above, to the Registrant’s registration statement (SEC File No. 333-134549) on Form SB-2, which exhibit is incorporated herein by reference.

(7)	Filed with the SEC on November 11, 2007, as an exhibit, numbered as indicated above, to the Registrant’s current report (SEC File No. 333-134549) on Form 8-K, which exhibit is incorporated herein by reference.

(8)	Filed with the SEC on December 15, 2008, as an exhibit, numbered as indicated above, to the Registrant’s quarterly report (SEC File No. 333-134549) on Form 10-Q, which exhibit is incorporated herein by reference.

(9)	Filed with the SEC on May 17, 2011, as an exhibit, numbered as indicated above, to the Registrant’s annual report (SEC File No. 333-134549) on Form 10-K, which exhibit is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 10, 2012	CALIFORNIA GOLD CORP.

	By:	/s/ James D. Davidson
Name: James D. Davidson
Title: Chief Executive Officer